Report of Independent Accountants

July 17, 1998

To the Shareholders and Trustees of
J.P. Morgan Equity Fund
J.P. Morgan U.S. Small Company Fund
J.P. Morgan Disciplined Equity Fund
J.P. Morgan U.S. Small Company Opportunities Fund



In planning and performing our audit of the financial statements of J.P. Morgan Equity Fund and J.P. Morgan U.S. Small Company Fund for the year ended May 31, 1998, J.P. Morgan Disciplined Equity Fund for the period December 31, 1997 (commencement of operations) to May 31, 1998, and J.P. Morgan U.S. Small Company Opportunities Fund (the "Funds") for the period June 16, 1997 (commencement of operations) to May 31, 1998, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition. Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate. Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 1998. This report is intended solely for the information and use of management and the Trustees of the Funds and the Securities and Exchange Commission.


PricewaterhouseCoopers LLP